EXHIBIT 99.1 - PRESS RELEASE ISSUED SEPTEMBER 21, 2005

Contact:	Bevo Beaven, Vice President
Bill Conboy, Vice President
CTA Public Relations
303-665-4200

Harken Energy Gives Notice of Conversion of Convertible Notes

DALLAS, TX - September 21, 2005- Harken Energy Corporation’s (AMEX: HEC) today announced that it has given notice of its determination to exercise its rights to convert its 5% Senior Convertible Notes, due June 30, 2009 (the “5% Notes”) for shares of Harken common stock. Pursuant to the terms of the 5% Notes, Harken has designated November 4, 2005 as the mandatory conversion date.

On November 4, 2005, the conversion date, each 5% Note that is outstanding as of that date will be converted to shares of Harken Energy common stock equal to the principal amount of the 5% Notes to be converted, plus accrued and unpaid interest thereon through the mandatory conversion date, divided by the appropriate conversion price set by the 5% Notes. Currently, there is approximately $3.8 million principal amount of 5% Notes outstanding, which would result in an issuance of up to approximately 7.5 million shares of common stock upon mandatory conversion.

Harken Energy Corporation is engaged in oil and gas exploration, development and production operations both domestically and internationally through its various subsidiaries. Additional information may be found at the Harken Energy Web site, www.harkenenergy.com, or by calling Bevo Beaven or Bill Conboy at CTA Public Relations at (303) 665-4200.

Certain statements in this announcement regarding future expectations, objectives, intentions and plans for future actions, oil and gas exploration, development and production may be regarded as “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Management’s current view and plans, however, are subject to numerous known and unknown risks, uncertainties and other factors that may cause the actual results, performance, timing or achievements of Harken to be materially different from any results, performance, timing or achievements expressed or implied by such forward-looking statements. The various uncertainties, variables, and other risks include those discussed in detail in the Company’s SEC filings, including the Annual Report on Form 10-K/A, as amended, for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the period ended June 30, 2005. Harken undertakes no duty to update or revise any forward-looking statements. Actual results may vary materially.

###